Exhibit 99.1

News Release

Investor Contact:	Niels Christensen, 215-986-6651
niels.christensen@unisys.com

Media Contact:	John Clendening, 214-403-1981
john.clendening@unisys.com

Unisys Corporation Announces Exercise of Convertible Notes Over-Allotment Option

BLUE BELL, Pa., April 13, 2016 – Unisys Corporation (NYSE: UIS) (“Unisys”) announced today that, in connection with its previously announced offering of 5.50% Convertible Senior Notes due 2021 (the “notes”), the initial purchasers have exercised in part their previously announced over-allotment option to purchase an additional $23.5 million aggregate principal amount of the notes (the “additional notes”). The additional notes were sold on the same terms and conditions as the notes sold previously. Following the issuance of the additional notes, Unisys has issued a total of $213.5 million aggregate principal amount of the notes.

The aggregate proceeds from the offering, net of the initial purchasers’ discount and the cost of the capped call transactions discussed below, are approximately $180 million (including the previously announced net proceeds of approximately $160 million). Unisys intends to use these net proceeds for general corporate purposes, which may include funding cost reduction and savings initiatives, obligations under its defined benefit pension plans, investments in next-generation services and technologies and repaying existing debt. Among these possible actions, Unisys may use all or a portion of the net proceeds from the offering to address the maturity of its $210 million 6.25% senior notes due in 2017.

The notes are Unisys’ senior unsecured obligations. The notes are not redeemable prior to maturity and are convertible into shares of the company’s common stock at a conversion rate of 102.4249 shares of the company’s common stock per $1,000 principal amount of the notes (a total amount of 21,867,716 shares) which is equivalent to an initial conversion price of $9.76 per share of the company’s common stock. Upon any conversion, Unisys will settle its conversion obligation in cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

As with the notes previously issued, Unisys entered into privately negotiated capped call transactions with affiliates of the initial purchasers with respect to the additional notes. The capped call transactions cover, subject to customary anti-dilution adjustments, the number of shares of Unisys’ common stock that will initially underlie the notes. The capped call transactions are expected to reduce potential dilution to the company’s common stock and/or offset potential cash payments the company is required to make in excess of the principal amount upon any conversion of the notes.

These capped call transactions effectively raise the conversion premium on the notes from approximately 22.50% to approximately 60%, which raises the initial conversion price of approximately $9.76 per share of common stock to approximately $12.75 per share of common stock. The total cost of the capped call transactions associated with the notes was approximately $27 million (including approximately $3 million associated with the additional notes).

About Unisys

Unisys is a global information technology company that works with many of the world’s largest companies and government organizations to solve their most pressing IT and business challenges. Unisys specializes in providing integrated, leading-edge solutions to clients in the government, financial services and commercial markets. With more than 20,000 employees serving clients around the world, Unisys offerings include cloud and infrastructure services, application services, security solutions, and high-end server technology.

Forward-Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Unisys’ completion of the offering, the anticipated principal amount of securities sold, the final terms of the offering and Unisys’ anticipated use of proceeds. These forward-looking statements are based on Unisys’ current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause actual results and the timing of events to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to market and other general economic conditions and other risks detailed in filings Unisys makes with the SEC from time to time, including under the heading “Risk Factors” in Unisys’ Annual Report on Form 10-K for the fiscal year ending December 31, 2015. Unisys assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0413/9411

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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